Exhibit 99

Resonant Inc. Reports Second Quarter Financial Results

-- Conference Call Today at 2:00 PT/5:00 ET --

SANTA BARBARA, Calif. — August 13, 2014 -- Resonant Inc. (NASDAQ:  RESN), a late-stage development company that is creating innovative filter designs for radio frequency, or RF, front-ends for the mobile device industry, today announced financial results for the second quarter ended June 30, 2014 and provided a business update.

Highlights for the Second Quarter 2014

•                               Successfully closed an initial public offering (IPO) of 3.1 million shares of common stock (including the exercise in full by the underwriter of its over-allotment option) on June 3 at a price of $6.00 per share listed on the NASDAQ Capital Market under the symbol “RESN”

•                               Generated $16.2 million in net proceeds from the IPO

•                               Completed the second of four milestones on the duplexer design under the Company’s existing development agreement

•                               Expanded the Company’s patent portfolio to 38 issued and pending patents at June 30, 2014, up from 35 at the time of the IPO

•                               Was added to the Russell Microcap® Index in early July

•                               Appointed John Philpott, CPA, MBA, as Chief Financial Officer.  Mr. Philpott has more than 20 years financial and accounting management experience including serving as Chief Financial Officer for 3 other public, early stage companies.  For his full bio, visit: management bios.

“The funds from our successful IPO will enable us to aggressively pursue Resonant’s long-term vision to transform the field of RF front-ends for mobile devices,” said Chief Executive Officer, Co-Founder and Chairman Terry Lingren.  “This is a market that was $2.7 billion in 2013 and is forecasted to reach $5.2 billion by 2017, according to market research firm Navian.  Using our proprietary Infinite Synthesized NetworksTM technology coupled with our highly experienced design team and a substantial technology lead, we expect to disrupt the status quo and deliver next-generation designs that are not available with the current technology.  This becomes especially important as we move into the Internet of Things and wireless connectivity becomes ubiquitous.”

Financial Results for the Second Quarter and YTD1

•                               Ended the Second Quarter with $16.7 million of working capital.  Working capital improved by $25.5 million from $8.8 million of negative working capital at December 31, 2013.

•                               Converted $9.4 million of outstanding notes into 2.8 million common shares as a result of the IPO, eliminating the debt and future interest expense.

•                               Research and development expenses increased $861,000 to $989,000 in the Second Quarter. The increase reflected accelerated activity on a duplexer design under development for a potential customer.

•                               General and administrative expenses declined $308,000 in the Second Quarter to $455,000. The decline was a result of a non-cash accounting charge of $716,000 in the same period last year for the fair value of warrants issued for business consulting

1  Financial data is for the second quarter (Second Quarter) and year-to-date (YTD) ended June 30, 2014.  Comparisons are to the comparable periods in 2013.

services. Excluding the effect of the accounting charge, G&A expenses increased by $420,000 in the Second Quarter.

•                               Operating loss increased by $610,000 to $1.5 million for the Second Quarter.  The increased loss primarily reflected increased R&D activities and G&A expenses consistent with planned growth.

•                               Interest expense increased $1.8 million in the Second Quarter to $2.1 million.  The increase was primarily the result of the conversion of all outstanding notes into common stock in the IPO.  The conversion triggered the full write-off of related debt discounts and issuance costs.  The increase also included, to a lesser degree, interest paid on the notes. The prior periods included minimal interest because the notes were issued late in the second quarter of 2013.

•                               The net loss increased by $1.8 million to $3.3 million, or $0.81 per fully diluted share, for the Second Quarter.

Commenting on the Company’s outlook, Terry Lingren stated, “Our primary activity in the near term will be to continue work on the duplexer design under our existing development agreement.  We are actively working on the third milestone and expect to complete work on the duplexer design before the end of 2014.  We also plan to start work on a tunable design before year end.  We are hiring additional technical personnel to support product development and are forecasting increasing levels of cash expenditures. Even assuming no revenues, we believe our cash resources will provide sufficient funds for planned operations into 2016.”

Conference Call

Resonant will host a conference call today at 5:00 p.m. Eastern (2:00 p.m. Pacific).  Investors interested in participating in the live call can dial 1-877-407-3982 from the U.S. and international callers can dial 1-201-493-6780.  A telephone replay will be available approximately two hours after the call concludes through October 13 by dialing 1-877-870-5176 from the U.S., or 1-858-384-5517 from international locations, and entering Replay Pin Number 13586870.

There also will be a simultaneous, live webcast available on the Investor Relations section of the Company’s web site at www.resonant.com.  The webcast will be available for replay for 60 days.

About Resonant Inc.

Resonant is a late-stage development company creating innovative filter designs for radio frequency, or RF, front-ends for the mobile device industry. Resonant uses a fundamentally new technology called Infinite Synthesized Networks™, or ISN™, to configure and connect acoustic resonators, the building blocks of RF filters. Filters are a critical component of the RF front-end used to select desired signals and reject unwanted signals.  ISN is a systematic process that employs a comprehensive suite of patented and proprietary circuit design methods and tools to create filters. Resonant is using ISN to develop new classes of filter designs. For information, please visit www.resonant.com.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements.  Forward looking statements include the following subjects, among others:  the status of filter designs under development, the prospects for licensing filter designs upon completion of development, plans for other filter designs not currently in development, potential customers for our designs, the timing and amount of future royalty streams, the expected duration of our capital resources, our hiring plans, our cash flow forecast, the impact of our designs on the mobile device market, and our business strategy.  Forward-looking statements are inherently subject to risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following:  our limited operating history (particularly as a new public company); management of R&D efforts; the acceptance of our filter designs by potential customers; the ability of our customers (or their manufacturers) to fabricate our designs in commercial quantities; the risk that the intense competition and rapid technological change in our industry renders our designs less useful or obsolete; our ability to find, recruit and retain the highly skilled personnel required for our design process in sufficient numbers to support our growth; our ability to manage growth; and general market, economic and business conditions.  Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our prospectus dated May 28, 2014, and our most recent Quarterly Report (Form 10-Q), both filed with the Securities and Exchange Commission.  Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements.

# # #

Contacts

Resonant
Ina McGuinness
805-308-9803
IR@resonant.com

and

MZ North America
Matt Hayden
matt.hayden@mzgroup.us
1-949-259-4986

Resonant Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30, 2014	Six Months Ended June 30, 2014	Three Months Ended June 30, 2013	Six Months Ended June 30, 2013
REVENUE	$ -	$ -	$ -	$ -
OPERATING EXPENSES
R&D expenses	968,807	1,403,666	108,499	225,336
G&A expenses	454,632	976,547	763,386	886,414
Depreciation and amortization	62,003	75,344	2,575	4,905
TOTAL OPERATING EXPENSES	1,485,442	2,455,557	874,460	1,116,655
OPERATING LOSS	(1,485,442)	(2,455,557)	(874,460)	(1,116,655)
OTHER INCOME (EXPENSE)
Interest income	1,640	2,193	231	231
Interest expense	(2,098,832)	(2,807,862)	(314,294)	(369,065)
Fair value adjustments to warrant and derivative liabilities	(928,021)	(3,195,387)	-	-
Bridge warrant expense	-	-	(312,486)	(560,155)
Other income	1,163,772	1,163,772	-	-
TOTAL OTHER EXPENSE	(1,861,441)	(4,837,284)	(626,549)	(928,989)
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(3,346,883)	(7,292,841)	(1,501,009)	(2,046,644)
Provision for income taxes	-	(800)	(800)	(800)
NET LOSS	$ (3,346,883)	$(7,293,641)	$(1,501,809)	$(2,046,444)

NET LOSS PER SHARE – BASIC AND DILUTED*	$ (0.81)	$ (2.37)	$ -	$ -
Weighted average shares outstanding — basic and diluted*	4,136,954	3,074,379	-	-

*Loss per share is not presented for the 2013 periods because the Company was accounted for as a limited liability company prior to June 17, 2013.

Resonant Inc. Condensed Consolidated Balance Sheets
	June 30, 2014	December 31, 2013
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$ 17,353,866	$ 3,338,979
TOTAL CURRENT ASSETS	17,434,965	4,266,948
PROPERTY AND EQUIPMENT, NET	698,226	223,760
TOTAL NONCURRENT ASSETS	447,178	391,485
TOTAL ASSETS	$ 18,580,369	$ 4,882,193

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
TOTAL CURRENT LIABILITIES	$ 762,617	$13,066,198
TOTAL LONG-TERM LIABILITIES	4,905,982	3,279,960
STOCKHOLDERS’ EQUITY
Common stock	6,897	1,000
Additional paid-in capital	31,664,479	1,000
Accumulated deficit	(18,759,606)	(11,465,965)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	12,911,770	(11,463,965)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 18,580,369	$ 4,882,193